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                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of BancFirst Ohio Corp., of our report dated October 15, 1999 relating to the consolidated balance sheets of Milton Federal Financial Corporation as of September 30, 1999 and 1998 and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flow for each of the three years in the period ended September 30, 1999. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of this Registration Statement.



/s/ Crowe, Chizek and Company LLP
Crowe, Chizek and Company LLP




Columbus, Ohio
April 26, 2000